                                                                    Exhibit 11.1


                    K-TRON INTERNATIONAL, INC. & SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

                                                     Three Months Ended                   Nine Months Ended
                                                     ------------------                   -----------------
                                                 Sept. 27,         Sept. 28,         Sept. 27,         Sept. 28,
                                                   1997              1996              1997              1996
                                                   ----              ----              ----              ----
AVERAGE COMMON AND
 COMMON-EQUIVALENT
 SHARES:

 Weighted Average Common
  Shares Outstanding per Period                  3,170,000         3,127,000         3,150,000         3,117,000

Stock Options                                       57,000            11,000            57,000            11,000
                                                ----------        ----------        ----------        ----------

ADJUSTED AVERAGE COMMON
AND COMMON-EQUIVALENT
SHARES COMPUTATION                               3,227,000         3,138,000         3,207,000         3,128,000
                                                ==========        ==========        ==========        ==========

EARNINGS FOR COMMON
AND COMMON-EQUIVALENT
SHARES COMPUTATION:

Net income applicable to Common
 Stock                                          $1,461,000        $1,161,000        $3,763,000        $2,841,000
                                                ==========        ==========        ==========        ==========

EARNINGS PER SHARE                              $      .45        $      .37        $     1.17        $      .91
                                                ==========        ==========        ==========        ==========
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